CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated December 29, 2015, relating to the financial statements and financial highlights which appear in the October 31, 2015 Annual Report to Shareholders of HSBC Funds – Equity Funds, Annual Report to Shareholders of HSBC Funds – Emerging Market Funds, Annual Report to Shareholders of HSBC Funds – Money Market Funds, and Annual Report to Shareholders of HSBC Funds – World Selection Funds, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York
June 24, 2016